Response to Item 77D


Global Growth Portfolio
Global Growth Portfolio was liquidated on November 5, 2010 and will be filing an Application for Deregistration on Form N-8F with the Securities and Exchange
Commission. The Portfolio was the master fund of Eaton Vance Global Growth Fund which merged into Eaton Vance Multi-Cap
Growth Fund.